EXHIBIT 11
                                                                      Page 1 of
2
                                   THE INTERPUBLIC GROUP OF COMPANIES, INC.
                                      COMPUTATION OF EARNINGS PER SHARE <F1>
                                   (Dollars in Thousands Except Per Share Data)
                                           Year Ended December 31
                               1997         1996        1995         1994
1993
BASIC:
Net Income before effect of
  accounting changes           $239,146     $205,205    $129,812     $115,247
$125,279
Effect of accounting changes          -            -           -      (21,780)
(512)
                               ________     ________    ________     ________
________Net income, as adjusted        $239,146     $205,205    $129,812     $
93,467     $124,767
Weighted average number of  common shares outstanding 120,984,168  116,843,475
113,634,945  110,044,626  108,911,045Basic earnings per share data:Income before
effect of   accounting change              $1.98       $1.76        $1.14
$1.05        $1.15
Effect of accounting changes          -           -            -         (.20)
-
                               ________     _______      _______      _______
_______Net Income                        $1.98       $1.76        $1.14
$0.85        $1.15
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
EXHIBIT 11
Page 2 of 2
                                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
                                     COMPUTATION OF EARNINGS PER SHARE <F1>
                                  (Dollars in Thousands Except Per Share Data)
                                            Year Ended December 31
                              1997         1996         1995           1994
1993
DILUTED:
Net Income before effect of
  accounting changes          $  239,146    $  205,205  $  129,812      $115,247
$  125,279
Effect of accounting changes           -             -           -
(21,780)         (512)
After tax interest savings
  on assumed conversion of
  subordinated debentures<F2>      5,929         6,410           -             -
-
Add:  Dividends paid net of
  related income tax applicable
  to the Restricted Stock Plan       447           384         461           366
330
Net income, as adjusted       $  245,522    $  211,999  $  130,273    $   93,833
$  125,097
Weighted average number of
  common shares outstanding  120,984,168   116,843,475 113,634,945   110,044,626
108,911,045
Assumed conversion of
  subordinated debentures<F2>  4,010,291     4,466,502           -             -
-
Weighted average number of
  incremental shares in
  connection with assumed
  exercise of stock options    2,910,648     2,219,373   1,921,923     1,523,756
1,646,618
Weighted average number of
  incremental shares in
  connection with the
  Restricted Stock Plan        1,638,646     1,605,564    2,080,067    1,871,346
2,397,039
Total                        129,543,753   125,134,914  117,636,935  113,439,728
112,954,702
Diluted Earnings Per Share Data:
Income before effect of
   accounting change                1.90          1.69         1.11         1.02
1.11
Effect of accounting change            -             -            -
(.19)            -
Net Income                          1.90          1.69         1.11          .83
1.11

<F1> Restated to reflect the three-for-two stock split effected July 1997.
<F2> The computation of diluted EPS for 1997 excludes the assumed conversion of the 1.80% Convertible Subordinated Notes due 2004 because they were antidilutive. Similarly, the computation of diluted EPS for 1995, 1994 and 1993 excludes the assumed conversion of the 3 3/4% Convertible Subordinated Debentures due 2002 as they were antidilutive.
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